As filed with the United States Securities and Exchange Commission on March 26, 2007
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

JOHNSON CONTROLS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-0380010 (I.R.S. Employer Identification No.)

5757 N. Green Bay Avenue P.O. Box 591 Milwaukee, Wisconsin (Address of principal executive offices)	53201 (Zip Code)
Johnson Controls, Inc. 2007 Stock Option Plan
(Full title of the plan)

Jerome D. Okarma
Vice President, Secretary and General Counsel
Johnson Controls, Inc.
5757 N. Green Bay Avenue
P.O. Box 591
Milwaukee, Wisconsin 53201
(414) 524-1200

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be	to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered (1)	Per Share	Price	Registration Fee
Common Stock $0.04 1/6 par value	12,283,702 shares	$95.00 (2)	$1,166,951,690 (2)	$35,825.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Johnson Controls, Inc. 2007 Stock Option Plan.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Johnson Controls, Inc. Common Stock on the New York Stock Exchange on March 19, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Commission by Johnson Controls, Inc. (the “Company”) are hereby incorporated herein by reference:
          1. The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.
          2. The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.
          3. The Company’s Current Reports on Form 8-K dated October 6, 2006; November 15, 2006; and January 29, 2007.
          4. The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A dated April 23, 1965, as superseded by the description contained in the Company’s definitive proxy/registration statement (Form S-14 Registration No. 2-62382) incorporated by reference as Exhibit 1 to Current Report on Form 8-K, dated October 23, 1978, and in the Company’s Registration Statement on Form S-14, dated April 18, 1985 (Registration No. 2-97136), and any amendments or reports filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          None.

Item 6. Indemnification of Directors and Officers.
          Pursuant to the Wisconsin Business Corporation Law and the Company’s Bylaws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.
          Directors and officers of the Company also are parties to Indemnity Agreements with the Company. The Indemnity Agreements generally require the Company to indemnify an Indemnitee to the greatest extent permitted by law if the Indemnitee is party to, is threatened to be made party to or is or was a witness to certain proceedings by reason of the fact that the Indemnitee was an officer or director of the Company or is or was serving at the Company’s request as a director, officer, employee or agent of another enterprise, except in the circumstances described in subparagraphs (a) through (d) outlined above (“Breach of Duty”). The Indemnity Agreements include related procedural requirements and a process for making a determination of indemnification rights. The Indemnity Agreements also require the Company to advance expenses incurred by an Indemnitee in connection with covered proceedings if the Indemnitee furnishes to the Company a certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty and undertakes in writing to repay the advanced amounts to the extent the Indemnitee is determined not to be entitled to indemnification by the Company. The Indemnity Agreements further provide that the Company may maintain officers’ or directors’ liability insurance for Indemnitees, regardless of whether the Company is required or permitted to indemnify against liabilities or allow expenses to the Indemnitees pursuant to the other provisions of the Indemnity Agreements. The Company maintains a liability insurance policy for its directors and officers that may extend to, among other things, liability arising under the Securities Act of 1933, as amended.
          The indemnification provided by the Wisconsin Business Corporation Law, the Company’s Bylaws and the Indemnity Agreements between the Company and directors and officers of the Company is not exclusive of any other rights to which a director or officer of the Company may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
          (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 20th day of March, 2007.

JOHNSON CONTROLS, INC.
By:	/s/ John M. Barth
John M. Barth
Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John M. Barth, R. Bruce McDonald, and Jerome D. Okarma, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ John M. Barth John M. Barth	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2007

/s/ Stephen A. Roell Stephen A. Roell	Vice Chairman of the Board, Executive Vice President and Director	March 20, 2007

/s/ R. Bruce McDonald R. Bruce McDonald	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 20, 2007

/s/ Jeffrey G. Augustin Jeffrey G. Augustin	Vice President and Corporate Controller (Principal Accounting Officer)	March 20, 2007

/s/ Dennis W. Archer Dennis W. Archer	Director	March 20, 2007

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Signature	Title	Date

/s/ Robert L. Barnett Robert L. Barnett	Director	March 20, 2007

Natalie A. Black	Director	March 20, 2007

/s/ Paul A. Brunner Paul A. Brunner	Director	March 20, 2007

Robert A. Cornog	Director	March 20, 2007

/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Director	March 20, 2007

/s/Eugenio Clariond Reyes-Retana Eugenio Clariond Reyes-Retana	Director	March 20, 2007

/s/ William H. Lacy William H. Lacy	Director	March 20, 2007

Southwood J. Morcott	Director	March 20, 2007

/s/ Richard F. Teerlink Richard F. Teerlink	Director	March 20, 2007

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EXHIBIT INDEX

Exhibit
Number	Exhibit Description

(4.1)	Composite of Restated Articles of Incorporation of Johnson Controls, Inc., as amended through December 12, 2003 (incorporated by reference to Exhibit 3.(ii) to Johnson Controls, Inc. Quarterly Report on Form 10-Q for the quarter ended December 31, 2003) (Commission File No. 1-5097).

(4.2)	Bylaws of Johnson Controls, Inc., as amended through November 15, 2006 (incorporated by reference to Exhibit 3 to Johnson Controls, Inc. Current Report on Form 8-K dated November 17, 2006) (Commission File No. 1-5097).

(4.3)	Johnson Controls, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit A to the Company’s Proxy Statement for the 2007 Annual Meeting of Shareholders filed on Schedule 14A on December 6, 2006) (Commission File No. 1-5097).

(5)	Opinion of Jerome D. Okarma, Vice President, Secretary and General Counsel of Johnson Controls, Inc.

(23.1)	Consent of PricewaterhouseCoopers LLP.

(23.2)	Consent of Jerome D. Okarma (contained in Exhibit (5)).

(24)	Powers of Attorney (included on the signature page to this Registration Statement).

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